EXHIBIT 99.2

Contact:  (media)                                     (investors)
          Allyne Mills / amills@gtinteractive.com     Dawn Berrie
          Dan Harnett /dharnett@gtinteractive.com     dberrie@gtinteractive.com
          212/726-4202                                212/726-4235

                                                           FOR IMMEDIATE RELEASE

                        GT INTERACTIVE ACQUIRES FORMGEN,
            PUBLISHERS OF NUMBER ONE PC SOFTWARE HIT, 'DUKE NUKEM 3D' Highly Anticipated 'Shadow Warrior' Now Part of GT Lineup

NEW YORK, NY, July 1, 1996 -- Further expanding its software publishing business, GT Interactive Software Corp. (NASDAQ: GTIS) has acquired FormGen Corporation, publishers of the current top-selling PC hit, DUKE NUKEM 3D, in a pooling of interests transaction in which GT Interactive exchanged approximately one million shares of common stock for all the outstanding shares of FormGen.

"We are excited about our acquisition of FormGen as they bring us the industry's hottest 3-D action games as well as extensive experience in the growing shareware publishing category," said Ron Chaimowitz, president and chief executive officer. "With the addition of FormGen we continue to build, strengthen and broaden our publishing business across all categories."

GT Interactive's acquisition of FormGen Corporation marks the company's second acquisition in the past two weeks. Last week it acquired The WizardWorks Group, a leading developer and publisher of value-priced software, in a pooling of interests wherein GT Interactive exchanged approximately 2.3 million shares of common stock for all the outstanding shares of The Wizard Works Group.

"GT Interactive continues to lead the industry in marketing and distribution and has quickly become one of the strongest publishers in the business," said James Perkins,

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president of FormGen. "We look forward to publishing exciting, innovative titles as an integral part of the growing GT Interactive lineup."

Based in Scottsdale, AZ, privately held FormGen Corporation is a leading publisher of interactive entertainment PC shareware and software that most recently released DUKE NUKEM 3D, a fast-paced, first-person perspective 3-D action game that is currently the best-selling title on the market. FormGen President James Perkins was a founding member of the Shareware Industry Association. FormGen will also publish the highly anticipated SHADOW WARRIOR, scheduled to hit the market later this year. Other popular titles FormGen has published include TERMINAL VELOCITY, RISE OF THE TRIAD and SPEAR OF DESTINY.

Headquartered in New York, with offices in San Francisco, Minneapolis and London, GT Interactive is a leading global publisher of interactive entertainment, edutainment and reference software for IBM-compatible and Macintosh computers as well as 32- and 64-bit gaming systems. Among the company's best-selling tittles are Doom II and Mortal Kombat 3. Located at www.gtinteractive.com on the World Wide Web, GT Interactive is publicly traded on the NASDAQ National market under the symbol GTIS.

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